

SIMPPLE

SIMPPLE LTD.

(NASDAQ Proposed Symbol: SPPL)

Investor Presentation

June 2023

Issuer Free Writing Prospectus
Dated June 2023
Filed Pursuant to Rule 433
Relating to Form F-1/A
Dated June 7, 2023
Registration Statement No: 333-271067

Disclaimer

About This Presentation
In this presentation, "SIMPPLE" and the "Company" refers to SIMPPLE LTD. Any mention of " Group" and " we", means SIMPPLE LTD. and its subsidiaries. All amounts are in US dollars unless otherwise indicated. The information contained herein does not purport to contain all of the information about the Group or SIMPPLE. SIMPPLE or its respective affiliates or representatives does not make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation.

Forward Looking Statements
This presentation contains forward looking statements with respect to the Group. These forward looking statements, by their nature, require the Group to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward looking statements, including without limitation the successful and timely completion and the commercialization of the products referred to herein. Forward looking statements are not guarantees of performance. These forward looking statements, including financial outlooks and strategies or deliverables stated herein, may involve, but are not limited to, comments with respect to the Group's business or financial objectives, its strategies or future actions, its projections, targets, expectations for financial condition or outlook for operations. Words such as " may"," will"," would"," could"," expect"," believe"," plan"," anticipate"," intend"," estimate"," or the negative or comparable terminology, as well as terms usually used in the future and conditional, are intended to identify forward looking statements. Information contained in forward looking statements is based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including perceptions of historical trends, current conditions and expected future developments, as well as other considerations that are believed to be appropriate in the circumstances. These assumptions are considered to be reasonable based on currently available information, but the reader is cautioned that these assumptions regarding future events, many of which are beyond its control, may ultimately prove to be incorrect since they are subject to risks and uncertainties that affect the Group and its business

The forward looking information set forth herein reflects expectations as of the date hereof and is subject to change thereafter The Group disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Undue reliance should not be placed on forward looking statements. The forward looking statements contained in this presentation are expressly qualified by this cautionary statement. This presentation is not intended to form the basis of any investment decision and there can be no assurance that any transaction will be undertaken or completed in whole or in part. The delivery of this presentation shall not be taken as any form of commitment on the part of the Group or its shareholders to proceed with any transaction, and no offers will subject the Group or its shareholders to any contractual obligations before definitive documentation has been executed.

This presentation does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of SIMPPLE, the Group, or any of their respective affiliates.
This presentation includes certain financial measures not presented in accordance with GAAP including, but not limited to, Adjusted EBITDA. These non GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Group's financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Group's presentation of these measures may not be comparable to similarly titled measures used by other companies. The Group believes these non GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Group's financial condition and results of operations. The Group believes that the use of these non GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the Group's financial measures with other similar companies. These non GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income items are excluded or included in determining these non GAAP financial measures.

The issuer has filed a registration statement (including a prospectus) on Form F-1 (File No. 333-271067) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, SIMPPLE and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, USA at +1 212.895.3745 or by email at syndicate@maximgrp.com or contacting SIMPPLE LTD. via email: hello@simpple.ai .

Industry and Market Data
In this Presentation, SIMPPLE relies on and refers to certain information and statistics obtained from third party sources which they believe to be reliable. SIMPPLE has not independently verified the accuracy or completeness of any such third party information. Some data is also based on the good faith estimates of the Company which are derived from their respective reviews of internal sources as well as the independent sources described above. This Presentation contains preliminary information only, is subject to change at any time and, is not, and should not be assumed to be, complete or to constitute all the information necessary to adequately make an informed decision regarding your engagement with the Company.

Offering Summary

ISSUER:	SIMPPLE LTD.
EXCHANGE // SYMBOL:	Nasdaq Capital Market // SPPL
OFFERING TYPE:	Initial Public Offering
OFFERING SIZE:	Approximately $7.3 million (excluding 15% over-allotment option and assuming an initial public Offer Price of US$4.50 per Share)
SECURITIES OFFERED:	1,625,000 Ordinary Shares (or 1,868,750 Ordinary Shares if the over-allotment options are exercised in full)
PRICE RANGE:	Between US$4.00 and US$5.00 per Share
LOCK-UP:	180 days for directors, executive officers, and existing shareholders
USE OF PROCEEDS:	▪ Scaling up sales and marketing into overseas markets, as well as potential acquisitions and strategic investments ▪ Research and development of products and technology as well as intellectual property strategy and implementation ▪ Working capital and general corporate purposes
SOLE BOOK-RUNNER:	Maxim Group LLC

Note:
Please see offering documents for further risks and disclosure.
There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Company Overview

SIMPPLE

- Headquartered in Singapore
- Founded in 2016
- 60+ clients in Singapore
- Reaches Australia & the Middle East markets

We are an advanced technology solution provider in the emerging property technology ("PropTech") space, focused on helping facility owners and managers manage their facilities autonomously.

Our proprietary **SIMPPLE Ecosystem** creates an automated workforce management tool for building maintenance, surveillance and cleaning comprised of a mix of software and hardware solutions such as robotics (both cleaning and security) and Internet-of-Things ("IoT") devices:

SIMPPLE Software

A software platform that helps facilities owners, managers and contractors better manage their facility



SIMPPLE PLUS

Complimentary peripherals such as IoT sensors and robotic solutions that add value to the entire ecosystem that the company distributes, sells and manages



SIMPPLE AI

The next generation facilities management Autonomic Intelligence Engine that powers SIMPPLE Software and PLUS together to automate Smart Buildings of the future



Company History

SIMPPLE

2016 — **Establishment**
- Incorporation of IFSC Pte. Ltd.
- Incorporation of Gaussian Robotics Pte. Ltd. in 2017

2018 — **Robotics (Cleaning)**
- Awarded the JTC MHIO Cleaning Robotics project with Shanghai Gaoxian Automation Technology

2020 — **Software Development**
- Awarded the NEA Cleaning & Security multifunctional robot development project
- Incorporation of SIMPPLE Pte. Ltd.
- Product expansion into IoT sensors & Software

2021 — **Software & Hardware Integration**
- Awarded RICS Most Innovative Award (SIMPPLE Software)

2022 — **Era of Artificial Intelligence**
- Awarded NEA + ESG IoT development project
- Patent pending for SIMPPLE AI process – awaiting approval
- Incorporation of SIMPPLE Ltd.
- Pilot projects in Japan

2023 — **Start Local, Go Global**
- Commercial projects in Hong Kong, Japan and Australia

Future — **Era of Smart & Green Buildings**
- Continuous product expansion through partnership and M&As
- Product improvement with R&D and generative AI
- Strengthen sales & marketing with global brand visibility

Investment Highlights

1. Strong Market Presence With Established Track Record
2. Automated Building Management With Fully Integrated and Customized Solutions
3. Strong Sales Channels and Partnerships
4. Proprietary Technology Platform Powered by AI* and Machine Learning

*AI is not ready for commercialization yet. Please see the offering documents for further risks and disclosure.

SIMPPLE ECOSYSTEM

Company's technology suite that encompasses robotics hardware & software system with an A.I. Engine as the next-generation FM platform



SIMPPLE Software
MODULES
Quality Management
Workflow Management
People Management
Hardware
Internet-of-Things Sensors
Robotics
Facility Assets
SIMPPLE ECOSYSTEM
SIMPPLE PLUS
SIMPPLE AI*
Autonomic Intelligence Engine

Note:
*AI is not ready for commercialization yet.
Investors should refer to offering documents for risks and other detailed disclosure.

SIMPPLE PLUS - Robotics

These robots can be found in various industries within the commercial sectors

Products within the SIMPPLE PLUS (Robotics)






Lin School of Medicine



SIMPPLE PLUS (Robotics) deployed into major sectors including:



Education Institutes


OFFICE

Office Buildings



Hospital Groups


MALL

Retail

SIMPPLE PLUS – IoT Sensors

3,000 IoT devices are deployed in almost 400 buildings

Product categories within the SIMPPLE PLUS (IoT devices)



Smart Toilet



Consumables Sensors

SIMPPLE PLUS (IoT Sensors) deployed into major sectors including:



Education Institutes


OFFICE

Office Buildings


H

Hospital Groups


MALL

Retail

SIMPPLE Software

Software platform that help with better facility management


Workforce Management
Audit
Smart Toilet
0
0
23
8
15
6
3/4
92.46%
6
73.08%
75%

People Management

Workflow Management

Quality Management

- All-in-one integrated workforce management/workflow automation SaaS to assist in facility services while supporting the digitalization journey of Built Environment and Environmental Services companies
- Projects typically yield positive productivity
- Reduced system bias as there is minimal human intervention; truthful data

SIMPPLE Software deployed into major sectors including:



Education Institutes


OFFICE

Office Buildings



Hospital Groups


MALL

Retail

SIMPPLE AI

*Next generation facilities management Autonomic Intelligence Engine – still under development**



1
DETECT
2
DECIDE
3
DEPLOY
4

Facility Management of the Future



- Dynamic Monitoring
- On-Demand Allocation
- A.I. Automation*



SPILLAGE DETECTED
ECOBOT SCRUBBER 50
TRASH DETECTED
ECOBOT VACUUM 40
BIG TRASH DETECTED
HUMAN INTERVENTION



CLEANER
HUMAN INTERVENTION

*SIMPPLE AI is piloting at locations in Singapore and is expected to be ready for commercialization in end 2023/early 2024

Research & Development

Patents and IP

- Filed Singapore patent-pending for "SYSTEM AND METHOD FOR FACILITATING CLEANING AREA", Patent No. 10202203801Q

- Copyright protection in place in areas such as employment agreements, source codes that are stored on a GitHub account, company distribution agreements as well as copyright notices on affiliated companies' websites.

Patents



SINGAPORE PATENTS ACT (CHAPTER 221)
PATENTS RULES

PATENTS FORM 11 — Request for a Search and Examination Report



SINGAPORE PATENTS ACT (CHAPTER 221)
PATENTS RULES

Request for the Grant of a Patent / Statement of Inventorship and Right to Grant of Patent

Client Base

The company held contracts with numerous Singapore FM contractors in 2022, including:

- Four out of Singapore six local universities
- Well-established private hospital groups
- Private and public education institutions
- Leading property developers
- Facilities services companies
- 209 out of 432 schools in Singapore

SIMPPLE Software



SIMPPLE PLUS



Key clients (past and existing) include:

- A&P Maintenance Services Pte Ltd
- Anglo-Sima Janitorial Supplies Pte Ltd
- Atalian Services Pte Ltd
- Campaign Complete Solutions Pte Ltd
- Cleantools (S) Pte Ltd
- Innovation Team Company Limited
- ISS Facility Services
- Klenco
- Maint-Kleen Pte Ltd
- Patec Pte Ltd
- Springmount Services Pte Ltd
- Weishen Industrial Services

Note:
Investors should refer to offering documents for risks and other detailed disclosure.

Diversified Revenue Stream

Total Revenue +55.8%


US $,000
$953
$2,138
FY 2021
Robotics
Software Service*


US $,000
$32
$924
$3,901
FY 2022
Robotics
Software Service*
Grants

Note:
*Software Services pertains to revenue earned from the subscription to our SIMPPLE Ecosystem.
Fiscal year end is December 31.
Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Facility Management Market Overview



Global FM Market Value
(From 2022 to 2029)
US $,000,000,000
7Y CAGR
+5.7%
$1.3
$1.9
2022
2029 (Estimated)

Source: Transparency Market Research, Allied Market Research, Fortune Business Insights

Technology
• Data Collection and Real-Time Visibility • Smart FM and on-demand Cleaning and Maintenance • Predictive Cleaning and Maintenance

Real Estate and Facilities Management
Demand is anticipated to continue to grow at a faster pace across multiple sectors: • Commercial office • Retail buildings • Industrial facilities • Residential buildings

Note:
Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Key Management Team



Kelvin Lee
Chairman

- Mr. Lee has been our Director since the inception of the company.
- Mr. Lee is the Chief Commercial Officer of WIS Holdings Pte. Ltd., a facilities services firm, since July 2015, where his primary responsibilities include commercial strategy planning and provision of technology advice.
- Mr. Lee is a shareholder of Mains d'Or, our Controlling Shareholder.
- Mr. Lee received a Bachelor of Computing from Monash University in 1997.


MPP

Aloysius Chong
Chief Executive

- Mr. Chong is the co-founder and Chief Executive Officer of SIMPPLE Ltd.
- Mr. Chong founded Homebots Pte Ltd, a distributor of consumer floor cleaning and window cleaning robots in 2016.
- Mr. Chong is a shareholder and director of IFSC Founders Pte. Ltd. and also a shareholder of Mains d'Or Investments Limited.
- Mr. Chong is a graduate of the National University of Singapore (2005-2008) where he received his Bachelor of Business Administration.


IPP

Daryl Pat
Chief Operating

- Mr. Pat is the co-founder and Chief Operating Officer of SIMPPLE Ltd.
- Mr. Pat is primarily responsible for charting the product roadmap, designing the stages for each modular capability and broadening the breadth of our services.
- Mr. Pat worked as a manager of strategic communications and digital engagement of the Singapore Prime Minister Office's Overseas Singaporean Unit, prior to starting SIMPPLE, from 2014 to 2017.
- Mr. Pat graduated with a Bachelor of Business Management from the University of Birmingham in 2011.



Soo Qikai
Chief Technology

- Mr. Soo has been the Chief Technology Officer of SIMPPLE Ltd. since 2020.
- Mr. Soo is responsible for developing, implementing, managing, and evaluating the company's technology resources.
- Mr. Soo has over 12 years of experience in the world of information technology.
- Mr. Soo was also the founder and chief executive of Info Tech SG Mart since 2015.
- Mr. Soo is a graduate from the National University of Singapore (2011-2015), where he received a Bachelor of Information Degree.



Sok Fung Chan
Chief Financial

- Ms. Chan has been the Financial Controller since November 2021 and was appointed as our Chief Financial Officer on October 26, 2022.
- Ms. Chan has over 23 years in finance and accounting.
- Ms. Chan worked as a financial controller at United Tea Capital Pte Ltd, prior to joining SIMPPLE Ltd., from January 2015 to November 2020.
- Ms. Chan received an MBA from the University of Bradford in 2006 and holds a professional qualification from The Association of Chartered Certified Accountants.

Future Growth Strategy

- Product Improvement through Research and Development
- Geographic Expansion through Sales and Marketing
- Expansion through Organic Growth and Acquisitions

Financial Statement Summary - Full Year Audited


Sale of ECOBOT
Software Service
Others
Revenue
US $,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$953
$2,138
$32
$924
$3,901
FY 2021
FY 2022


Gross Margin
US $,000
60.0%
45.0%
30.0%
15.0%
0.0%
55.7%
55.3%
FY 2021
FY 2022


Gross Profit
US $,000
$3,000
$2,400
$1,800
$1,200
$600
$0
$1,721
$2,685
FY 2021
FY 2022


Net Income
US $,000
$200
$0
-$200
-$400
-$600
-$800
$49
($588)
FY 2021
FY 2022

Note:
Fiscal year end is December 31
Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Balance Sheet Summary



US $,000
Cash Balance
$1,000
$800
$600
$400
$200
$0
$560
$399
12/31/2021
12/31/2022



US $,000
Inventory
$1,000
$800
$600
$400
$200
$0
$821
$771
12/31/2021
12/31/2022



US $,000
Total Assets
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$3,647
$4,351
12/31/2021
12/31/2022



US $,000
Total Liabilities
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$4,304
$4,110
12/31/2021
12/31/2022

Note:
Fiscal year end is December 31
Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Investment Highlights Recap

1. Strong Market Presence With Established Track Record
2. Automated Building Management With Fully Integrated and Customized Solutions
3. Strong Sales Channels and Partnerships
4. Proprietary Technology Platform Powered by AI* and Machine Learning

*AI is not ready for commercialization yet. Please see the offering documents for further risks and disclosure.


SIMPPLE

THANK YOU

Issuer: SIMPPLE LTD.

hello@simpple.ai | https://www.simpple.com.sg/

Underwriter: Maxim Group LLC

https://www.maximgrp.com/ | syndicate@maximgrp.com

Appendix - Shareholder Structure

SIMPPLE

PRE-OFFERING SHAREHOLDERS

Shareholders	Number of Shares	% Ownership
Management Team	3,951,371	27.3%
Others	10,512,290	72.7%
Total	**14,463,661**	**100.0%**

Appendix - Board of Directors



Kelvin Lee
Chairman

- Mr. Lee has been our Director since the inception of the company.
- Mr. Lee is the Chief Commercial Officer of WIS Holdings Pte. Ltd., a facilities services firm, since July 2015, where his primary responsibilities include commercial strategy planning and provision of technology advice.
- Mr. Lee is a shareholder of Mains d'Or, our Controlling Shareholder.
- Mr. Lee received a Bachelor of Computing from Monash University in 1997.



MPP

Aloysius Chong
Chief Executive Officer

- Mr. Chong is the co-founder and Chief Executive Officer of SIMPPLE Ltd.
- Mr. Chong founded Homebots Pte Ltd, a distributor of consumer floor cleaning and window cleaning robots in 2016.
- Mr. Chong is a shareholder and director of IFSC Founders Pte. Ltd. and also a shareholder of Mains d'Or Investments Limited.
- Mr. Chong is a graduate of the National University of Singapore (2005-2008) where he received his Bachelor of Business Administration.



Shaun Tang
Independent Director

- Mr. Tang joined the Board as an independent director since December 1, 2022.
- Mr. Tang has over 16 years of experience in the accounting industry and is currently a Managing Partner at Thong & Lim Chartered Accountants.
- Mr. Tang has held numerous appointments and Directorships in both its assurance and corporate services divisions since 2009.
- Mr. Tang received his Bachelor of Science in Finance and Accounting Management from Northeastern University in Boston Massachusetts in 2011.



Chua Yeow Tong Clement
Independent Director

- Mr. Chua joined the Board as an independent director since December 1, 2022.
- Mr. Chua has over 25 years of experience in the software and services industry.
- Mr. Chua has been a director and SEA practice leader at Deloitte Singapore Pte Ltd, since 2018.
- Mr. Chua was a software consultant since 2000 and had been taking on different roles in the software services industry.
- Mr. Chua graduated from Monash University in 1997 with a Bachelor's degree.



Norman Schroeder
Independent Director

- Mr. Schroeder joined the Board as an independent director since December 1, 2022.
- Mr. Schroeder has over 8 years of experience in the facilities management industry.
- Mr. Schroeder has worked at Trident Services Australia as Chief Executive Officer from December 2021 to November 2022.
- Mr. Schroeder has been Director in Strategic Development and Aviation Services at SECUREcorp, from 2014 to 2017.